EXHIBIT 99.4

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is between George R. Trebbi (the "Consultant") and Dialog Group, Inc., a Delaware corporation (the "Company"). The Consultant and the Company are also referred to in this agreement as the "Parties."

         WHEREAS, the Company needs research and interview services; and

         WHEREAS, the Consultant is a specialist in the research and interview field; and

         WHEREAS, the Company desires to utilize the services of the Consultant to provide design and practice advice

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

         1. Scope of Services. The Company hereby retains the Consultant to provide advice and guidance with respect to research and interviews. The Consultant agrees to use his best efforts during the term of this Agreement to represent the Company

         2. Term. This Agreement shall become effective as of the date set forth on the signature page of this Agreement, and shall continue for a period of eight (8) months (the "Term").

         3. Compensation; Grant of Stock Option. In consideration for services provided by the Consultant to the Company under the terms of this Agreement, the Company agrees to grant to the Consultant, upon the execution of this Agreement, non-qualified stock options (the "Option") to purchase up to 2,300,000 shares (the "Shares") of the Company's common stock (the "Common Stock") as set forth below which shall fully vest immediately upon execution of this Agreement, at an exercise price of $0.001 per share.

         The specific terms of the Option shall otherwise be set forth in a Non-Qualified Stock Option Agreement between the Company and the Consultant, substantially in the form attached as Exhibit A to this Agreement. The Company agrees to register the Shares upon signing of this agreement under the Securities Act of 1933, as amended, pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement available).

         4. Independent Contractor. The Consultants and the Company hereby acknowledge that the Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor shall he take any action from which others might reasonably infer that the Consultant is a partner or agent of, or a joint venturer with the Company. In addition, the Consultant shall take no action, which, to the knowledge of the Consultant, binds, or purports to bind, the Company to any contract or agreement.

         5. Miscellaneous.

                  (a) Entire Agreement. This Agreement contains the entire agreement between the Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

                  (b) Governing Law. This Agreement shall be construed under the internal laws of the State of New York, and the Parties agree that the exclusive jurisdiction for any litigation or arbitration arising from this Agreement shall be in New York City, N.Y.

                  (c) Successors and Assigns. This Agreement shall be binding upon the Parties, their successors and assigns, provided, however, that the Consultant shall not permit any other person or entity to assume these obligations hereunder without the prior written approval of the Company which approval shall not be unreasonably withheld and written notice of the Company's position shall be given within ten (10) days after approval has been requested.

                  (d) Indemnification. The Company shall indemnify the Consultant for all losses or damages sustained (including reasonable attorney fees and disbursements) as incurred by the Consultant arising from the Consultant performing services under this Agreement.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which when taken together shall constitute one agreement.

                  (f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were excluded and shall be enforceable in accordance with its terms.

         IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed as of the date set forth below.

Date: November 22, 2004                    CONSULTANTS:

                                           /s/ George R. Trebbi
                                           George R. Trebbi

                                           Address for Notices:
                                           9920 Carver Road
                                           Cincinnati, OH 45242

November 19, 2004                          COMPANY:
                                           Dialog Group, Inc.

                                           By: /s/ Peter V. DeCrescenzo
                                              Peter V. DeCrescenzo, President

                                           Address for Notices:
                                           Twelfth Floor
                                           257 Park Avenue South
                                           New York, NY 10010


                                      -11-